                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                  FORM 12B-25

                                          Commission File Number 0-25108

                          NOTIFICATION OF LATE FILING

(Check One):[ ]Form 10-K[ ]Form 11-K[ X ] Form 20-F[  ] Form 10-Q[ ]Form N-SAR

For Period Ended:                December 31, 2008

[ ]Transition Report on Form 10-K       [ ]Transition  Report  on Form  10-Q

[ ]Transition Report on Form 20-F       [ ]Transition  Report on  Form  N-SAR

[ ]Transition Report on Form 11-K

For the Transition Period Ended:

 Read attached instruction sheet before preparing form.  Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a  portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I.  REGISTRANT INFORMATION

Full name of registrant:     IWI HOLDING LIMITED

Former name if applicable:

Address of principal executive office (Street and number): 3027 E. Sunset Road, Suite 201

City, State and Zip Code: Las Vegas, Nevada 89120

                       PART II.  RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and  the  registrant  seeks  relief  pursuant  to  Rule 12b-25(b), the following should be completed.  (Check box if appropriate.)

[ X ](a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ](b)The subject annual report, semi-annual report, transition report on

       Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the  prescribed  due  date; or

       the subject  quarterly  report  or  transition  report on Form 10-Q, or portion thereof  will  be  filed  on or before the fifth  calendar  day following the prescribed due date; and

[  ] (c)The accountant's statement or other exhibit required by Rule 12b-25(c)

       has been attached if applicable.

                             PART III.  NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F,

10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.  (Attach extra sheets if needed.)

The Registrant is unable to file its Annual Report on Form 20-F for the year ended December 31, 2007 on a timely basis because it is obtaining information regarding the disposed operations.

                          PART IV.  OTHER INFORMATION

     (1)Name and telephone number of person to  contact in regard to this notification

                Benjamin Hoskins             (949)                 489-2400

                    (Name)             (Area code)        (Telephone number)

     (2)Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

of 1940  during  the preceding 12 months or for such shorter period  that  the registrant was required  to  file  such report(s) been filed?  If the answer is no, identify report(s).

                                                     [ X]Yes [  ]No

     (3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                     [  ]Yes[X ]No

     If so:  attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons  why  a  reasonable estimate of the results cannot be made.

IWI HOLDING LIMITED

(Name of registrant as specified in charter)

Has caused this notification  to  be  signed on its behalf by the undersigned thereunto duly authorized.

Date:   June 29, 2009           By:  /s/Benjamin Hoskins

                                     ________________________________

                                     Name:  Benjamin Hoskins

                                     Title:   Chief Executive Officer